Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

June 2, 2009

YRC Worldwide Names Senior Leaders to New Functional Organization Structure

Company strengthens focus on customer service, sales and other key functions

OVERLAND PARK, KAN. – YRC Worldwide Inc. (NASDAQ: YRCW) today announced senior leadership appointments across a new functional organization structure. The changes will further strengthen the company’s focus on critical areas to streamline decision making while eliminating redundant efforts and costs.

“Today’s announcement is a significant, strategic step as we take advantage of the full power of YRC Worldwide,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “A functional organization structure allows us to dedicate an even broader team of seasoned experts to the support of our customers along all lines of our business – clearly a competitive advantage.”

The following YRC Worldwide appointments are effective immediately, reporting directly to Zollars:

Sales – YRC Worldwide welcomes John Garcia to the company as Executive Vice President and Chief Sales Officer. In this new role, Garcia will be responsible for sales strategy and results across YRC and the regional operating companies. Garcia’s consolidated sales organization will coordinate sales activities with YRC Logistics to leverage YRC Worldwide global capabilities.

Prior to joining YRC Worldwide, Garcia was the President of Sprint’s largest wireless business unit and Chief Marketing Officer for the corporation, where he was responsible for all strategic sales and marketing initiatives. Before that, Garcia held sales and marketing leadership roles at Sprint, GTE Mobilnet, AT&T Consumer Products and Southwestern Bell.

Operations – Mike Smid, President-YRC Inc. and Chief Operations Officer, will assume responsibility for the operations of all YRC Worldwide regional and national networks including his current leadership role as President of YRC Inc. In that role, Smid recently led the successful integration of the Yellow and Roadway national networks.

Finance – Tim Wicks, currently Executive Vice President and Chief Financial Officer, will lead a newly consolidated organization comprised of all strategic and operational finance activities across YRC Worldwide companies. In addition, Sheila Taylor, currently Vice President, Finance and Investor Relations, will also assume the role of Treasurer reporting to Wicks.

Marketing – Greg Reid, Executive Vice President and Chief Marketing Officer, will lead a consolidated marketing effort, including brand and business development initiatives, supporting all YRC Worldwide companies. In addition to Chief Marketing Officer, Reid most recently served as Executive Vice President, Enterprise Solutions Group.

Technologies and Service – Mike Naatz, Executive Vice President and Chief Information and Service Officer, assumes responsibility for YRC Worldwide Information Technology, YRC Customer Service as well as the strategic direction for the regional customer service functions. Naatz previously led and will continue to lead the enterprise-wide program management efforts initially designed to support the successful integration of Yellow and Roadway.

YRC Logistics – John Carr assumes the role of President for YRC Logistics, leading the YRC Worldwide global logistics management company focused on transportation, distribution and global services for clients. Previously, Carr was Chief Operating Officer for YRC Logistics and President for the Americas and Europe.

Dan Churay, Executive Vice President, General Counsel and Secretary, and Jim Kissinger, Executive Vice President of Human Resources, remain in their current roles, reporting to Zollars.

As a part of the organizational changes, Keith Lovetro, former President, YRC Regional Transportation; Michael Rapken, former Executive Vice President and Chief Information Officer; Jim Ritchie, former President of YRC Logistics; and Christina Wise, former Vice President and Treasurer will be leaving the company. Any remaining transitional activities necessary as a result of these leadership and organizational changes will be completed by the end of June.

*  *  *  *  *

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represent a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc. 913.696.6108 sheila.taylor@yrcw.com		Linden Alschuler & Kaplan 212.329.1420 sdawson@lakpr.com